Exhibit 5.1

[McGuireWoods LLP Letterhead]

June 5, 2024

Hooker Furnishings Corporation

440 East Commonwealth Boulevard

Martinsville, VA  24112

Re:	Registration Statement on Form S-8
1,270,432 Shares of Common Stock of Hooker Furnishings Corporation Pursuant to the 2024 Amendment and Restatement of the Hooker Furnishings Corporation Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Hooker Furnishings Corporation, a Virginia corporation (the “Corporation”), in connection with the preparation and filing by the Corporation of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,270,432  shares (the “Shares”) of the Corporation’s common stock, no par value per share (the “Common Stock”), issuable pursuant to the 2024 Amendment and Restatement of the Hooker Furnishings Corporation Stock Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Corporation, certificates of public officials and officers of the Corporation and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things the Plan and the Registration Statement, including the exhibits being filed therewith or incorporated by reference therein. In addition, we have examined and relied upon the following:

(i)          a certificate from an officer of the Corporation certifying as to (A) true and correct copies of the restated articles of incorporation and bylaws of the Corporation and (B) the resolutions of the board of directors of the Corporation with respect to the Plan;

(ii)         a certificate dated June 3, 2024 issued by the State Corporation Commission of the Commonwealth of Virginia, attesting to the corporate status and good standing of the Corporation in the Commonwealth of Virginia (the “Good Standing Certificate”).

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June 5, 2024

For purposes of the opinions expressed below, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, electronic or photostatic copies and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of certain documents by the Corporation).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Corporation and upon certificates of public officials, without independent investigation of their accuracy.

Based upon to the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.	The Corporation is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.

The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan and any award agreement entered into under the Plan, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the Commonwealth of Virginia in effect on the date hereof. We do not express any opinion as to the laws of any other jurisdiction.

The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Corporation is based solely upon our review of the Good Standing Certificate.

June 5, 2024

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours, /s/ McGuireWoods LLP